Exhibit 1.6
7.25% Series J Cumulative Redeemable Preferred Stock
(Liquidation Preference $250,000.00 Per Share)
ARTICLES SUPPLEMENTARY
FIRST INDUSTRIAL REALTY TRUST, INC.

Articles Supplementary of Board of Directors Classifying
and Designating a Series of Preferred Stock as
7.25% Series J Cumulative Redeemable Preferred Stock
and Fixing Distribution and
Other Preferences and Rights of Such Series

Dated as of January 12, 2006

FIRST INDUSTRIAL REALTY TRUST, INC.

Articles Supplementary of Board of Directors Classifying
and Designating a Series of Preferred Stock as
7.25% Series J Cumulative Redeemable Preferred Stock
and Fixing Distribution and
Other Preferences and Rights of Such Series

     First Industrial Realty Trust, Inc., a Maryland corporation, having its principal office in the State of Maryland in the City of Baltimore (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     Pursuant to authority conferred upon the Board of Directors by the Charter and Bylaws of the Company, the Board of Directors on December 3, 1996, December 4, 1997, December 3, 1998, May 12, 2004 and July 28, 2004 adopted resolutions appointing certain members of the Board of Directors to a committee (the “Special Committee”) with power to cause the Company to issue, among other things, certain series of Preferred Stock and to determine the number of shares which shall constitute such series and the Dividend Rate (as defined herein) and other terms of such series. As used herein, the term “Board of Directors” shall mean the board of directors of the Company and any committee duly and validly authorized by such board of directors to perform any of its responsibilities with respect to the matters addressed herein. The Special Committee pursuant to a resolution dated December 1, 2005 (i) authorized the creation and issuance of up to 1,000 shares of Series J Cumulative Redeemable Preferred Stock which stock was previously authorized but not issued and (ii) determined the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of such series and authorized the Dividend Rate (which rate shall be 7.25% as adjusted as provided herein) payable on such series. Such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption and number of shares, as determined by such duly authorized committee, as applicable, are as follows:
     Section 1. Number of Shares and Designation. This class of Preferred Stock shall be designated 7.25% Series J Cumulative Redeemable Preferred Stock (the “Series J Preferred Shares”) and the number of shares which shall constitute such series shall be 1,000 shares, par value $.01 per share, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Directors.

     Section 2. Dividend Rights. (1) Dividends shall be payable in cash on the Series J Preferred Shares when, as and if declared by the Board of Directors, out of assets legally available therefor: (i) for the period (the “Initial Dividend Period”) from the Deemed Original Issue Date (as defined below) to but excluding April 1, 2006, and (ii) for each quarterly dividend period thereafter (the Initial Dividend Period and each quarterly dividend period being hereinafter individually referred to as a “Dividend Period” and collectively referred to as “Dividend Periods”), which quarterly Dividend Periods shall commence on January 1, April 1, July 1, and October 1 in each year (each, a “Dividend Period Commencement Date”), commencing on April 1, 2006, and shall end on and include the day next preceding the next Dividend Period Commencement Date, at a rate per annum equal to 7.25% of the liquidation preference thereof (the “Dividend Rate”); provided, however, that during any period of time (each a “Special Dividend Rate Period”) that any Series J Preferred Shares remain outstanding and both (i) the Series J Preferred Shares (or any depositary shares evidencing a fractional interest therein) are not listed on the New York Stock Exchange or the American Stock Exchange, or quoted on the NASDAQ/National Association of Securities Dealers Automated Quotation System, and (ii) the Company is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Dividend Rate shall be a rate per annum equal to 8.25% of the liquidation preference thereof. Dividends on each Series J Preferred Share shall be cumulative from the Deemed Original Issue Date of such share and shall be payable, without interest thereon, when, as and if declared by the Board of Directors, on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2006 or, in the case of Series J Preferred Shares with a Deemed Original Issue Date after March 31, 2006, the first such dividend payment date following such Deemed Original Issue Date; provided, that if any such day shall be a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday (any of the foregoing a “Non-Business Day”), then the payment date shall be the next succeeding day which is not a Non-Business Day. Each such dividend shall be paid to the holders of record of Series J Preferred Shares as they appear on the stock register of the Company on such record date, not more than 45 days nor less than 15 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not more than 45 days nor less than 15 days preceding the payment date thereof, as may be fixed by the Board of Directors. After an amount equal to full cumulative dividends on this series, including for all past dividend periods, if any, and the then current Dividend Period, has been paid to holders of record of Series J Preferred Shares entitled to receive dividends as set forth above by the Company, or such dividends have been declared and funds therefor set aside for payment, the holders of Series J Preferred Shares will not be entitled to any further dividends with respect to that Dividend Period.
     “Deemed Original Issue Date” means (a) in the case of any share which is part of the first issuance of Series J Preferred Shares or part of a subsequent issuance of Series J Preferred Shares prior to April 1, 2006, the date of such first issuance and (b) in the case of any share which is part of a subsequent issuance of Series J Preferred Shares on or after April 1, 2006, the later of (x) April 1, 2006 and (y) the latest Dividend Period

Commencement Date which precedes the date of issuance of such share and which succeeds the last Dividend Period for which full cumulative dividends have been paid; provided that, in the case of any share which is part of a subsequent issuance on or after April 1, 2006, the date of issuance of which falls between (i) the record date for dividends payable on the first succeeding dividend payment date and (ii) such dividend payment date, the “Deemed Original Issue Date” means the date of the Dividend Period Commencement Date that immediately follows the date of issuance.
     (2) Dividends payable on Series J Preferred Shares for any period greater or less than a full Dividend Period, including the Initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on Series J Preferred Shares for each full Dividend Period shall be computed by dividing the Dividend Rate by four.
     (3) When dividends are not paid in full upon the Series J Preferred Shares and any other series of capital stock of the Company ranking on a parity therewith as to dividends, all dividends declared upon the Series J Preferred Shares and any other series of capital stock of the Company ranking on a parity therewith as to dividends shall be declared pro rata so that the amount of dividends declared per share on the Series J Preferred Shares and such other series of capital stock shall in all cases bear to each other that same ratio that the accumulated dividends per share on the Series J Preferred Shares and such other series of capital stock bear to each other. Except as provided in the preceding sentence, unless an amount equal to full cumulative dividends on the Series J Preferred Shares has been paid to holders of record of Series J Preferred Shares entitled to receive dividends as set forth above by the Company for all past Dividend Periods, no dividends (other than in shares of the Company’s common stock, par value $.01 per share (together with any other shares of capital stock of the Company into which such shares shall be reclassified or changed “Common Stock”), or other shares of capital stock of the Company ranking junior to the Series J Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be made upon the Common Stock or any other Shares of capital stock of the Company ranking junior to or on a parity with the Series J Preferred Shares as to dividends or upon liquidation. Except as provided in clause (9) of Section 4 below, unless an amount equal to full cumulative dividends on the Series J Preferred Shares has been paid to holders of record of Series J Preferred Shares entitled to receive dividends as set forth above by the Company for all past Dividend Periods, no Common Stock or any other Shares of capital stock of the Company ranking junior to or on a parity with the Series J Preferred Shares as to dividends or upon liquidation shall be redeemed, purchased, or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company or any subsidiary of the Company, except by conversion into or exchange for shares of capital stock of the Company ranking junior to the Series J Preferred Shares as to dividends and upon liquidation.
     Section 3. Liquidation. (1) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Series J Preferred Shares are entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other shares of capital stock of the Company ranking junior to the Series J Preferred Shares upon liquidation, liquidating distributions in the amount of the stated value of $250,000 per share, plus all accumulated and unpaid dividends (whether or not earned or declared) for the then current and all past Dividend Periods. If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the amounts payable with respect to the Series J Preferred Shares and any other shares of the Company ranking as to any such distribution on a parity with the Series J Preferred Shares are not paid in full, the holders of Series J Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series J Preferred Shares will not be entitled to any further participation in any distribution of assets by the Company.
     (2) Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series J Preferred Shares at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company.
     (3) For purposes of liquidation rights, a consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company shall be deemed not to be a liquidation, dissolution or winding up of the Company.
     Section 4. Redemption. (1) Except as provided in clause (2) or (9) below, the Series J Preferred Shares are not redeemable prior to January 15, 2011. On and after such date, the Series J Preferred Shares are redeemable at the option of the Company, by resolution of the Board of Directors, in whole or in part, from time to time upon not less than 30 nor more than 60 days’ notice, at a cash redemption price of the stated value of $250,000 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to the date of redemption (the “Redemption Price”).
     (2) At any time within the first 90 days of any Special Dividend Rate Period, the Series J Preferred Shares are redeemable at the option of the Company, by resolution of the Board of Directors, in whole but not in part, from time to time upon not less than 30 nor more than 60 days’ notice, at a cash redemption price equal to the Redemption Price (each, a “Special Redemption”). Except as otherwise provided in Section 4 hereof, any Special Redemption shall be subject to the provisions of Section 4 hereof.
     (3) If fewer than all of the outstanding Series J Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors.
     (4) Notwithstanding the foregoing, if an amount equal to full dividends for any Dividend Period on the Series J Preferred Shares has not been paid to holders of record of Series J Preferred Shares entitled to receive dividends as set forth above by the Company, no Series J Preferred Shares or any other series of capital stock issued by the Company ranking on a parity with, or junior to, the Series J Preferred Shares as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Company, as applicable (whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of the Series J Preferred Shares) shall be redeemed, except as provided in clause (9) below, unless all outstanding Series J Preferred Shares are simultaneously redeemed, and the Company shall not otherwise purchase or acquire, directly or indirectly, any Series J Preferred Shares or shares of any series of capital stock issued by the Company ranking on a parity with, or junior to, the Series J Preferred Shares as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Company, as applicable (whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of the Series J Preferred Shares); provided, however, that the foregoing shall not prevent the purchase or acquisition of Series J Preferred Shares pursuant to a purchase or exchange offer if such offer is made on the same terms to all holders of Series J Preferred Shares.
     (5) Notice of redemption hereunder shall be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks, commencing not less than 30 nor more than 60 days prior to the date fixed for redemption thereof. A similar notice will be mailed by the Company by first class mail, postage prepaid, to each record holder of the Series J Preferred Shares to be redeemed, not less than 30 nor more than 60 days prior to such redemption date, to the respective addresses of such holders as the same shall appear on the stock transfer records of the Company. Each notice shall state: (i) the redemption date; (ii) the number of Series J Preferred Shares to be redeemed; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all the Series J Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series J Preferred Shares to be redeemed from such holder.
     (6) In order to facilitate the redemption of Series J Preferred Shares, the Board of Directors may fix a record date for the determination of the shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.
     (7) Notice having been given as provided above, from and after the date fixed for the redemption of Series J Preferred Shares by the Company (unless the Company shall fail to make available the money necessary to effect such redemption), the holders of shares selected for redemption shall cease to be stockholders with respect to such shares and shall have no interest in or claim against the Company by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Company, less any required tax withholding amount, without interest thereon, upon surrender (and endorsement or assignment of transfer, if required by the Company and so stated in the notice) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. If fewer than all the shares represented by a certificate are redeemed, a new certificate shall be issued, without cost to the holder thereof, representing the unredeemed shares. The Company may, at its option, at any time after a notice of redemption has been given, deposit the redemption price for the Series J Preferred Shares designated for redemption and not yet redeemed, plus any accumulated and unpaid dividends thereon to the date fixed for redemption, with the transfer agent or agents for the Series J Preferred Shares, as a trust fund for the benefit of the holders of the Series J Preferred Shares designated for redemption, together with irrevocable instructions and authority to such transfer agent or agents that such funds be delivered upon redemption of such shares and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates. From and after the making of such deposit, the holders of the shares designated for redemption shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Company by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive from such trust fund the moneys payable upon such redemption, less any required tax withholding amount, without interest thereon, upon surrender (and endorsement, if required by the Company) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. Any balance of such moneys remaining unclaimed at the end of the five-year period commencing on the date fixed for redemption shall be repaid to the Company upon its request expressed in a resolution of its Board of Directors.
     (8) Any Series J Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.
     (9) The Series J Preferred Shares are subject to the provisions of Article IX of the Charter, including, without limitation, the provisions for the redemption of Excess Stock (as defined in such Article). Notwithstanding the provisions of Article IX of the Charter, Series J Preferred Shares which have been exchanged pursuant to such Article for Excess Stock may also be redeemed, in whole or in part, and, if in part, pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors, at any time when outstanding Series J Preferred Shares are being redeemed.
     Section 5. Voting Rights. The Series J Preferred Shares shall not have any voting powers either general or special, except as required by law and except that:

     (1) If and whenever full cumulative dividends on the Series J Preferred Shares, or any other series of capital stock of the Company ranking on a parity with the Series J Preferred Shares as to dividends or upon liquidation (any such series, a “Parity Preferred Series”), for six quarterly dividend payment periods, whether or not consecutive, are in arrears and unpaid, (such failure to pay by the Company, a “Dividend Default”), the holders of all outstanding Series J Preferred Shares and any Parity Preferred Series, voting as a single class without regard to series, will be entitled to elect two additional Directors until all dividends in arrears and unpaid on the Series J Preferred Shares and any Parity Preferred Series have been paid or declared and funds therefor set apart for payment. At any time when such right to elect Directors separately as a class shall have so vested, the Company may, and upon the written request of the holders of record of not less than 20% of the total number of Series J Preferred Shares and shares of any Parity Preferred Series of the Company then outstanding shall, call a special meeting of stockholders for the election of such Directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Company, provided that the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing Annual Meeting of Stockholders of the Company and the holders of all outstanding Series J Preferred Shares and shares of any series of outstanding preferred stock are afforded the opportunity to elect such Directors (or fill any vacancy) at such Annual Meeting of Stockholders. Directors elected as aforesaid shall serve until the next Annual Meeting of Stockholders of the Company or until their respective successors shall be elected and qualified, or, if sooner, until an amount equal to all dividends in arrears and unpaid have been paid or declared and funds therefor set apart for payment. If, prior to the end of the term of any Director elected as aforesaid, a vacancy in the office of such Director shall occur during the continuance of a Dividend Default by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term by the appointment of a new Director for the unexpired term of such former Director, such appointment to be made by the remaining Director or Directors elected as aforesaid.
     (2) The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series J Preferred Shares and any Parity Preferred Series, voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of any class or series of shares ranking prior to the Series J Preferred Shares and shares of each Parity Preferred Series as to dividends or upon liquidation or to issue or authorize any obligation or security convertible into or evidencing a right to purchase any such security. Subject to the preceding sentence, the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series J Preferred Shares, voting separately as a class, will be required to amend or repeal any provision of, or add any provision to, the Charter if such action would materially and adversely alter or change the powers, preferences, privileges or rights of the outstanding Series J Preferred Shares.
     (3) Nothing herein shall be taken to require a class vote or consent in connection with the authorization, designation, increase or issuance of shares of any class or series (including additional preferred stock of any series) that rank junior to or on a parity with the Series J Preferred Shares as to dividends and liquidation rights or in connection with the authorization, designation, increase or issuance of any bonds, mortgages, debentures or other debt obligations of the Company.
     Section 6. Conversion. The Series J Preferred Shares are not convertible into shares of any other class or series of the capital stock of the Company.
     Section 7. Ranking. The Series J Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to all classes or series of Common Stock and all equity securities issued by the Company ranking junior to the Series J Preferred Shares as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company, as applicable; (b) on a parity with all Series C Preferred Shares, Series F Preferred Shares, Series G Preferred Shares, Series I Preferred Shares and any other series of capital stock issued by the Company ranking on a parity with the Series J Preferred Shares as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Company, as applicable, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of the Series J Preferred Shares; and (c) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Series J Preferred Shares as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Company.
     Section 8. Information Rights. During any Special Dividend Period, the Company will (i) transmit by mail or other permissible means under the Exchange Act to all holders of any Series J Preferred Share(s) (or any depositary share(s) evidencing a fractional interest therein), without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on form 10-Q that the Company would have been required to file with the Securities and Exchange Commission (“SEC”), pursuant to Rule 13 or Rule 15(d) of the Exchange Act if the Company were subject to such rules (other than any exhibits that would have been required), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series J Preferred Shares or any such depositary shares identified adequately in such written request. The Company will mail (or otherwise provide) the reports to the holders of Series J Preferred Shares or any such depositary shares within 15 days after the respective dates by which the Company would have been required to file such reports with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.
     Section 9. Severability of Provisions. If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the Series J Preferred Shares set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series J Preferred Shares set forth herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series J Preferred

Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.
     Section 10. Effective Time. These Articles Supplementary will become effective at 12:01 a.m. on January 13, 2006.

     IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf and attested to by the undersigned on this 12th day of January, 2006 and the undersigned acknowledges under the penalties of perjury that these Articles Supplementary are the corporate act of said Company and that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

FIRST INDUSTRIAL REALTY TRUST, INC.
By:
Name:
Title:

Attest:

By:
Name: Title: